Prudential Series Fund
For the period ending June 30, 2007
File # 811-03623

ITEM 77O
TRANSACTIONS EFFECTED PURSUANT TO RULE 10f-3

I.	Name of Fund:  The Prudential Series Fund, Inc.
      -  SP Goldman Sachs Small Cap Value Portfolio

1.   Name of Issuer:  AMIS Holdings, Inc.  (Cusip:031538101)

2.   Date of Purchase:  March 22, 2007

3.   Number of Securities Purchased:  27,550

4.   Dollar Amount of Purchase:  $296,205.50

5.   Price Per Unit:  $10.75

6.   Name(s) of Underwriter(s) or Dealer(s)
            From whom Purchased:  	Credit Suisse First Boston
Corporation
      				Pacific Crest Securities
      				D.A. Davidson & Co.

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A - UNDERWRITERS

Goldman, Sachs, & Co.
Merrill Lynch & Co.
Piper Jaffray